UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2021

SmartRent, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-39991	85-4218526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8665 E. Hartford Drive, Suite 200	85255
Scottsdale, Arizona	(Zip Code)
(Address of Principal Executive Offices)

(844) 479-1555

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	SMRT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2021, SmartRent, Inc. (the “Company”), entered into (i) a Senior Secured Credit Facilities Credit Agreement (the “Credit Agreement”) with the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, as lenders (collectively, referred to as the “Lender”), and Silicon Valley Bank, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”) and (ii) a Guarantee and Collateral Agreement (the “Collateral Agreement”) made by the Company in favor of the Agent.

Amount. The Credit Agreement provides for a revolving credit facility in an aggregate principal amount not to exceed $75.0 million, including a letter of credit sub-facility in the aggregate availability amount of $10.0 million (as a sublimit of the revolving loan facility) (the “Letters of Credit”), and a swingline sub-facility in the aggregate availability amount of $10.0 million (as a sublimit of the revolving loan facility).

Maturity. The revolving credit facility terminates on December 10, 2026 (the “Termination Date”), with any Letters of Credit maturing 15 days prior to the Termination Date.

Interest Rate. Interest is payable in arrears on each interest payment date. Interest accrues on each Secured Overnight Financing Rate (“SOFR”) loan at the Term SOFR Rate plus a spread of 1.85% to 2.35% subject to certain liquidity measures.

Security. The Company’s obligations are secured by a security interest, senior to any current and future debts and to any security interest, in all of the Company’s right, title, and interest in, to and under substantially all of the Company’s assets, and are guaranteed by each of the Company’s material domestic subsidiaries.

Covenants; Representations and Warranties; Other Provisions. The Credit Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, guaranties, liens, fundamental changes, mergers and consolidations, dispositions of assets, investments and loans, certain corporate changes, transactions with affiliates and restricted payments (including dividends).

Default Provisions. The Credit Agreement provides for events of default customary for loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. Pursuant to the Credit Agreement and the Collateral Agreement, after the occurrence of an event of default, Agent may, among other things, (i) accelerate payment of all obligations and terminate the Lender’s commitments under the Credit Agreement, or (iii) notify any of Company’s account obligors to make payment directly to Agent. During the existence of an event of default, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2.00%.

The foregoing description does not purport to be a complete summary of the terms of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 13, 2021, the Company issued a press release announcing entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information set forth in Item 7.01 (including Exhibit 99.1) hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.   Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of December 10, 2021, by and among (i) SmartRent, Inc., (ii) the several banks and other financial institutions or entities party thereto, and (iii) Silicon Valley Bank, as the issuing lender, swingline lender, administrative agent, collateral agent for the lenders, and the lead arranger.

99.1	Press release, dated December 13, 2021, announcing the entry into the Credit Agreement.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2021

SMARTRENT, INC.

By:	/s/ Lucas Haldeman
Name:	Lucas Haldeman
Title:	Chief Executive Officer